UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

July 8, 2016 (July 5, 2016)

Date of report (Date of earliest event reported)

HERITAGE GLOBAL INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA

(State or Other Jurisdiction of

Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, CA 92130

(Address of Principal Executive Offices)

(858) 847-0656

(Registrants Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02Termination of a Material Definitive Agreement.

Item 2.01Completion of Acquisition or Disposition of Assets.

On July 5, 2016, a subsidiary of Heritage Global Inc. (the “Company”), pursuant to a purchase and sale agreement (the “Agreement”) with International Auto Processing, Inc., (“IAP”), as previously announced in the Company’s annual report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) on March 17, 2016, and as assigned on June 16, 2016 from IAP to International Investments and Infrastructure, LLC (“III”), completed the sale of its real estate inventory for $4,100,000.  Additionally, in accordance with the Agreement, the previously existing lease agreement between the Company and an affiliate of III was terminated effective July 5, 2016 in conjunction with the closing of the sale.

The Company’s real estate inventory was comprised of an industrial facility in Georgia.  The Company does not have a relationship with III other than in respect of the Agreement.

The $4,100,000 purchase price for the asset was paid by III in cash.  In connection with the completion of the sale, on July 7, 2016, the Company repaid $2,500,000 of outstanding principal, plus accrued interest, on its third party loan (the “Loan”) and terminated the loan agreement with its unrelated third party creditor, Harvey Frisch (the “Creditor”).  The Loan, which was originally entered into in 2014 with the Creditor, bore interest at 6% annually, was originally due January 2015, and was subsequently extended to January 2016, and then to January 2017.  The Company did not incur any early termination penalties or other costs in connection with the debt extinguishment.  The Company does not have a relationship with the Creditor other than in respect of the Loan.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.24

Purchase and Sale Agreement between 737 Gerrard Road, LLC and International Auto Processing Inc., effective as of March 11, 2016 (incorporated by reference to our Annual Report on Form 10-K for the period ended December 31, 2015.)

10.25	Assignment of Purchase and Sale Agreement by International Auto Processing, Inc. to International Investments and Infrastructure, LLC, effective as of June 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heritage Global Inc.

Date: July 8, 2016	By:	/s/ Scott A. West
	Name:	Scott A. West
	Title:	Chief Financial Officer